Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Cancels Agreement to Acquire Six
Drybulk Newbuildings

Strengthens Financial Flexibility

NEW YORK, November 4, 2008 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has agreed to cancel the previously announced acquisition of six drybulk newbuildings from Lambert Navigation Ltd., Northville Navigation Ltd., Providence Navigation Ltd., and Prime Bulk Navigation Ltd., with an aggregate purchase price of $530 million. As part of the agreement, the selling group will retain the deposits totaling $53 million for the six vessels, comprised of three Capesize and three Handysize vessels.

John C. Wobensmith, Chief Financial Officer, commented, “While Genco was prepared to take delivery of the six drybulk newbuildings that we agreed to acquire in June 2008, management has made a proactive decision to forego the vessels, which we believe provides important benefits. Specifically, the Company’s liquidity has been strengthened during a difficult market environment and our ability to act opportunistically has been enhanced. By taking advantage of the Company’s increased financial flexibility, combined with our significant time charter coverage of approximately 93% for our fleet’s available days for the remainder of 2008 and 67% in 2009, we remain well positioned to continue to serve the best interests of our shareholders as we have consistently done since our IPO in July 2005.”

Genco has four remaining Capesize newbuildings scheduled to be delivered in 2009. The Company intends to utilize the undrawn portion of its credit facilities as well as cash flow from operations to fund these acquisitions.

This transaction will result in a fourth quarter charge to the income statement of approximately $54.0 million related to the forfeiture of the deposits associated with the acquisition. The Company has repaid the $53 million in debt associated with the deposits for the vessels using cash flow from operations, thereby reducing the debt outstanding under the Company’s 2007 revolving credit facility to $1.077 billion. Lastly, the Company is discussing with its lenders the potential extension of the Company's $320 million credit facility put in place to fund the six vessel acquisition.  The terms of this facility provide that it is to be cancelled upon a cancellation of the acquisition contracts.  Cancellation of the facility would result in a fourth quarter non-cash charge to interest expense of approximately $2.3 million associated with deferred financing costs.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 31 drybulk vessels consisting of five Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,226,500 dwt. After the expected delivery of four vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,909,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are (i) the Company's acquisition or disposition of vessels; (ii) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire a total of 4 remaining drybulk vessels; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007, and our subsequent reports on Form 10-Q and Form 8-K.

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